Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of DDR Corp. of our report dated February 28, 2012, except with respect to our opinion on the consolidated financial statements in so far as it relates to the effects of the discontinued operations as discussed in Note 20, as to which the date is October 1, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in DDR Corp.’s Current Report on Form 8-K dated October 1, 2012. We also consent to the incorporation by reference of our report dated February 28, 2012 relating to the financial statement schedules, which appears in DDR Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

October 1, 2012